                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (RULE 13D-101)
  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13D-1(A) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(A)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                             VIVENDI UNIVERSAL S.A.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)

               ORDINARY SHARES, NOMINAL VALUE 5.50 EUROS PER SHARE
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                    F9798210
            --------------------------------------------------------
                                 (CUSIP NUMBER)

                                 SARAH E. COGAN
                           SIMPSON THACHER & BARTLETT
                 425 LEXINGTON AVENUE, NEW YORK, NEW YORK 10017
                                 (212) 455-3575
--------------------------------------------------------------------------------
                  (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON
                AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS)

                                  MAY 29, 2001
      --------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box |_|.

                  NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE Rule 13d-7 for other parties to whom copies are to be sent.

                  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

                                 SCHEDULE 13D

CUSIP NO. F9798210                              PAGE    2     OF    29
         ---------------------                       --------    --------

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          EDGAR M. BRONFMAN, individually, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman, as Managing Partner of Bronfman Associates and as trustee or director of certain charitable foundations.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     SOURCE OF FUNDS*

          ---------------------------------------------------------------------

  (5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                    [   ]
          IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

          ---------------------------------------------------------------------

  (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

                 UNITED STATES
          ---------------------------------------------------------------------

                       (7)     SOLE VOTING POWER
  NUMBER OF                                             518,701
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (8)     SHARED VOTING POWER
  OWNED BY                                           32,922,715
    EACH               --------------------------------------------------------
  REPORTING            (9)     SOLE DISPOSITIVE POWER
 PERSON WITH                                            518,701
                       --------------------------------------------------------
                       (10)    SHARED DISPOSITIVE POWER
                                                     32,922,715
                       --------------------------------------------------------

 (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                     33,441,416
          ---------------------------------------------------------------------

 (12)     CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                               3.3%
          ---------------------------------------------------------------------

 (14)     TYPE OF REPORTING PERSON*

                                               IN
          ---------------------------------------------------------------------

                                 SCHEDULE 13D

CUSIP NO. F9798210                              PAGE    3     OF    29
         ---------------------                       --------    --------

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          THE HON. CHARLES R. BRONFMAN, individually, as a manager of a certain general partner of CRB Associates, Limited Partnership and as director or trustee of certain charitable foundations.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     SOURCE OF FUNDS*

          ---------------------------------------------------------------------

  (5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                    [   ]
          IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

          ---------------------------------------------------------------------

  (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

                  Canada
          ---------------------------------------------------------------------

                       (7)     SOLE VOTING POWER
  NUMBER OF                                                 478,479
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (8)     SHARED VOTING POWER
  OWNED BY                                                2,362,515
    EACH               --------------------------------------------------------
  REPORTING            (9)     SOLE DISPOSITIVE POWER
 PERSON WITH                                                478,479
                       --------------------------------------------------------
                       (10)    SHARED DISPOSITIVE POWER
                                                          2,362,515
                       --------------------------------------------------------

 (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                          2,840,994
          ---------------------------------------------------------------------

 (12)     CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                0.3%
          ---------------------------------------------------------------------

 (14)     TYPE OF REPORTING PERSON*
                                                  IN
          ---------------------------------------------------------------------

                                 SCHEDULE 13D

CUSIP NO. F9798210                              PAGE    4     OF    29
         ---------------------                       --------    --------

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) SAMUEL BRONFMAN II, individually and as trustee of a certain charitable foundation.

          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     SOURCE OF FUNDS*

          ---------------------------------------------------------------------

  (5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                    [   ]
          IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

          ---------------------------------------------------------------------

  (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
          ---------------------------------------------------------------------

                       (7)     SOLE VOTING POWER
  NUMBER OF                                                155,392
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (8)     SHARED VOTING POWER
  OWNED BY                                                 192,000
    EACH               --------------------------------------------------------
  REPORTING            (9)     SOLE DISPOSITIVE POWER
 PERSON WITH                                               155,392
                       --------------------------------------------------------
                       (10)    SHARED DISPOSITIVE POWER
                                                           192,000
                       --------------------------------------------------------

 (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                           347,392
          ---------------------------------------------------------------------

 (12)     CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                Less than 0.1%
          ---------------------------------------------------------------------

 (14)     TYPE OF REPORTING PERSON*
                                                            IN
          ---------------------------------------------------------------------

                                 SCHEDULE 13D

CUSIP NO. F9798210                              PAGE    5     OF    29
         ---------------------                       --------    --------

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          EDGAR BRONFMAN. JR., individually, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman and as trustee of a certain charitable foundation.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     SOURCE OF FUNDS*

          ---------------------------------------------------------------------

  (5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                    [   ]
          IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

          ---------------------------------------------------------------------

  (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
          ---------------------------------------------------------------------

                       (7)     SOLE VOTING POWER
  NUMBER OF                                             3,443,458
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (8)     SHARED VOTING POWER
  OWNED BY                                             31,733,219
    EACH               --------------------------------------------------------
  REPORTING            (9)     SOLE DISPOSITIVE POWER
 PERSON WITH                                            3,443,458
                       --------------------------------------------------------
                       (10)    SHARED DISPOSITIVE POWER
                                                       31,733,751
                       --------------------------------------------------------

 (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                       35,177,209
          ---------------------------------------------------------------------

 (12)     CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                      3.5%
          ---------------------------------------------------------------------

 (14)     TYPE OF REPORTING PERSON*
                                                        IN
          ---------------------------------------------------------------------

                                 SCHEDULE 13D

CUSIP NO. F9798210                              PAGE    6     OF    29
         ---------------------                       --------    --------

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          MATTHEW BRONFMAN, individually and as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman.

          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     SOURCE OF FUNDS*

          ---------------------------------------------------------------------

  (5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                    [   ]
          IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

          ---------------------------------------------------------------------

  (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
          ---------------------------------------------------------------------

                       (7)     SOLE VOTING POWER
  NUMBER OF                                                      192
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (8)     SHARED VOTING POWER
  OWNED BY                                                31,541,219
    EACH               --------------------------------------------------------
  REPORTING            (9)     SOLE DISPOSITIVE POWER
 PERSON WITH                                                     192
                       --------------------------------------------------------
                       (10)    SHARED DISPOSITIVE POWER
                                                          31,541,219
                       --------------------------------------------------------

 (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                          31,541,411
          ---------------------------------------------------------------------

 (12)     CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                        3.1%
          ---------------------------------------------------------------------

 (14)     TYPE OF REPORTING PERSON*
                                                          IN
          ---------------------------------------------------------------------

                                 SCHEDULE 13D

CUSIP NO. F9798210                              PAGE    7     OF    29
         ---------------------                       --------    --------

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          STEPHEN R. BRONFMAN, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman and as director of certain charitable foundations.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     SOURCE OF FUNDS*

          ---------------------------------------------------------------------

  (5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                    [   ]
          IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

          ---------------------------------------------------------------------

  (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

                Canada
          ---------------------------------------------------------------------

                       (7)     SOLE VOTING POWER
  NUMBER OF                                                     0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (8)     SHARED VOTING POWER
  OWNED BY                                             18,461,906
    EACH               --------------------------------------------------------
  REPORTING            (9)     SOLE DISPOSITIVE POWER
 PERSON WITH                                                    0
                       --------------------------------------------------------
                       (10)    SHARED DISPOSITIVE POWER
                                                       18,461,906
                       --------------------------------------------------------

 (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                       18,461,906
          ---------------------------------------------------------------------

 (12)     CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                        1.8%
          ---------------------------------------------------------------------

 (14)     TYPE OF REPORTING PERSON*
                                                          IN
          ---------------------------------------------------------------------

                                 SCHEDULE 13D

CUSIP NO. F9798210                              PAGE    8     OF    29
         ---------------------                       --------    --------

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          ELLEN J. BRONFMAN HAUPTMAN, individually, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman and as director of a certain charitable foundation.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     SOURCE OF FUNDS*

          ---------------------------------------------------------------------

  (5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                    [   ]
          IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

          ---------------------------------------------------------------------

  (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

                Canada
          ---------------------------------------------------------------------

                       (7)     SOLE VOTING POWER
  NUMBER OF                                                19,200
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (8)     SHARED VOTING POWER
  OWNED BY                                             17,374,530
    EACH               --------------------------------------------------------
  REPORTING            (9)     SOLE DISPOSITIVE POWER
 PERSON WITH                                               19,200
                       --------------------------------------------------------
                       (10)    SHARED DISPOSITIVE POWER
                                                       17,374,530
                       --------------------------------------------------------

 (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                       17,393,730
          ---------------------------------------------------------------------

 (12)     CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                        1.7%
          ---------------------------------------------------------------------

 (14)     TYPE OF REPORTING PERSON*
                                                          IN
          ---------------------------------------------------------------------

                                 SCHEDULE 13D

CUSIP NO. F9798210                              PAGE    9     OF    29
         ---------------------                       --------    --------

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          MILDRED KALIK, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     SOURCE OF FUNDS*

          ---------------------------------------------------------------------

  (5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                    [   ]
          IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

          ---------------------------------------------------------------------

  (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
          ---------------------------------------------------------------------

                       (7)     SOLE VOTING POWER
  NUMBER OF                                                        0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (8)     SHARED VOTING POWER
  OWNED BY                                                32,730,431
    EACH               --------------------------------------------------------
  REPORTING            (9)     SOLE DISPOSITIVE POWER
 PERSON WITH                                                       0
                       --------------------------------------------------------
                       (10)    SHARED DISPOSITIVE POWER
                                                          32,730,431
                       --------------------------------------------------------

 (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                          32,730,431
          ---------------------------------------------------------------------

 (12)     CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                        3.2%
          ---------------------------------------------------------------------

 (14)     TYPE OF REPORTING PERSON*
                                                          IN
          ---------------------------------------------------------------------

                                 SCHEDULE 13D

CUSIP NO. F9798210                              PAGE    10    OF    29
         ---------------------                       --------    --------

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) MAYO A. SHATTUCK, III, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman.

          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     SOURCE OF FUNDS*

          ---------------------------------------------------------------------

  (5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                    [   ]
          IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

          ---------------------------------------------------------------------

  (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
          ---------------------------------------------------------------------

                       (7)     SOLE VOTING POWER
  NUMBER OF                                                       0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (8)     SHARED VOTING POWER
  OWNED BY                                               32,730,431
    EACH               --------------------------------------------------------
  REPORTING            (9)     SOLE DISPOSITIVE POWER
 PERSON WITH                                                      0
                       --------------------------------------------------------
                       (10)    SHARED DISPOSITIVE POWER
                                                         32,730,431
                       --------------------------------------------------------

 (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                         32,730,431
          ---------------------------------------------------------------------

 (12)     CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                        3.2%
          ---------------------------------------------------------------------

 (14)     TYPE OF REPORTING PERSON*
                                                          IN
          ---------------------------------------------------------------------

                                 SCHEDULE 13D

CUSIP NO. F9798210                              PAGE    11    OF    29
         ---------------------                       --------    --------

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          JOHN S. WEINBERG, individually, as trustee under a certain trust for the benefit of John S. Weinberg and as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman.

          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     SOURCE OF FUNDS*

          ---------------------------------------------------------------------

  (5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                    [   ]
          IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

          ---------------------------------------------------------------------

  (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
          ---------------------------------------------------------------------

                       (7)     SOLE VOTING POWER
  NUMBER OF                                                    800
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (8)     SHARED VOTING POWER
  OWNED BY                                              32,734,831
    EACH               --------------------------------------------------------
  REPORTING            (9)     SOLE DISPOSITIVE POWER
 PERSON WITH                                                   800
                       --------------------------------------------------------
                       (10)    SHARED DISPOSITIVE POWER
                                                        32,734,831
                       --------------------------------------------------------

 (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                        32,735,631
          ---------------------------------------------------------------------

 (12)     CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                        3.3%
          ---------------------------------------------------------------------

 (14)     TYPE OF REPORTING PERSON*
                                                          IN
          ---------------------------------------------------------------------

                                 SCHEDULE 13D

CUSIP NO. F9798210                              PAGE    12    OF    29
         ---------------------                       --------    --------

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          ARNOLD M. LUDWICK, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman and as a director of certain charitable foundations.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     SOURCE OF FUNDS*

          ---------------------------------------------------------------------

  (5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                    [   ]
          IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

          ---------------------------------------------------------------------

  (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

                Canada
          ---------------------------------------------------------------------

                       (7)     SOLE VOTING POWER
  NUMBER OF                                                       0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (8)     SHARED VOTING POWER
  OWNED BY                                               18,461,430
    EACH               --------------------------------------------------------
  REPORTING            (9)     SOLE DISPOSITIVE POWER
 PERSON WITH                                                      0
                       --------------------------------------------------------
                       (10)    SHARED DISPOSITIVE POWER
                                                         18,461,430
                       --------------------------------------------------------

 (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                         18,461,430
          ---------------------------------------------------------------------

 (12)     CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                        1.8%
          ---------------------------------------------------------------------

 (14)     TYPE OF REPORTING PERSON*
                                                          IN
          ---------------------------------------------------------------------

                                 SCHEDULE 13D

CUSIP NO. F9798210                              PAGE    13    OF    29
         ---------------------                       --------    --------

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          ROBERT S. VINEBERG, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman.

          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     SOURCE OF FUNDS*

          ---------------------------------------------------------------------

  (5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                    [   ]
          IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

          ---------------------------------------------------------------------

  (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

                Canada
          ---------------------------------------------------------------------

                       (7)     SOLE VOTING POWER
  NUMBER OF                                                        0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (8)     SHARED VOTING POWER
  OWNED BY                                                17,331,199
    EACH               --------------------------------------------------------
  REPORTING            (9)     SOLE DISPOSITIVE POWER
 PERSON WITH                                                       0
                       --------------------------------------------------------
                       (10)    SHARED DISPOSITIVE POWER
                                                          17,331,199
                       --------------------------------------------------------

 (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                          17,331,199
          ---------------------------------------------------------------------

 (12)     CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                        1.7%
          ---------------------------------------------------------------------

 (14)     TYPE OF REPORTING PERSON*
                                                          IN
          ---------------------------------------------------------------------

                                 SCHEDULE 13D

CUSIP NO. F9798210                              PAGE    14    OF    29
         ---------------------                       --------    --------

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) STEVEN H. LEVIN, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman.

          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     SOURCE OF FUNDS*

          ---------------------------------------------------------------------

  (5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                    [   ]
          IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

          ---------------------------------------------------------------------

  (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
          ---------------------------------------------------------------------

                       (7)     SOLE VOTING POWER
  NUMBER OF                                                          0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (8)     SHARED VOTING POWER
  OWNED BY                                                   1,040,000
    EACH               --------------------------------------------------------
  REPORTING            (9)     SOLE DISPOSITIVE POWER
 PERSON WITH                                                         0
                       --------------------------------------------------------
                       (10)    SHARED DISPOSITIVE POWER
                                                             1,040,000
                       --------------------------------------------------------

 (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                             1,040,000
          ---------------------------------------------------------------------

 (12)     CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                        0.1%
          ---------------------------------------------------------------------

 (14)     TYPE OF REPORTING PERSON*
                                                          IN
          ---------------------------------------------------------------------

                                 SCHEDULE 13D

CUSIP NO. F9798210                              PAGE    15    OF    29
         ---------------------                       --------    --------

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          GUY P. LANDER, as a manager of a certain general partner of CRB Associates, Limited Partnership and as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     SOURCE OF FUNDS*

          ---------------------------------------------------------------------

  (5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                    [   ]
          IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

          ---------------------------------------------------------------------

  (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
          ---------------------------------------------------------------------

                       (7)     SOLE VOTING POWER
  NUMBER OF                                                         0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (8)     SHARED VOTING POWER
  OWNED BY                                                  1,040,000
    EACH               --------------------------------------------------------
  REPORTING            (9)     SOLE DISPOSITIVE POWER
 PERSON WITH                                                        0
                       --------------------------------------------------------
                       (10)    SHARED DISPOSITIVE POWER
                                                            1,040,000
                       --------------------------------------------------------

 (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                            1,040,000
          ---------------------------------------------------------------------

 (12)     CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                        0.1%
          ---------------------------------------------------------------------

 (14)     TYPE OF REPORTING PERSON*
                                                          IN
          ---------------------------------------------------------------------

                                 SCHEDULE 13D

CUSIP NO. F9798210                              PAGE    16    OF    29
         ---------------------                       --------    --------

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          TREVOR CARMICHAEL, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman.

          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     SOURCE OF FUNDS*

          ---------------------------------------------------------------------

  (5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                    [   ]
          IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

          ---------------------------------------------------------------------

  (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

                Barbados
          ---------------------------------------------------------------------

                       (7)     SOLE VOTING POWER
  NUMBER OF                                                          0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (8)     SHARED VOTING POWER
  OWNED BY                                                  15,456,000
    EACH               --------------------------------------------------------
  REPORTING            (9)     SOLE DISPOSITIVE POWER
 PERSON WITH                                                         0
                       --------------------------------------------------------
                       (10)    SHARED DISPOSITIVE POWER
                                                            15,456,000
                       --------------------------------------------------------

 (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                            15,456,000
          ---------------------------------------------------------------------

 (12)     CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                        1.5%
          ---------------------------------------------------------------------

 (14)     TYPE OF REPORTING PERSON*
                                                          IN
          ---------------------------------------------------------------------

                                 SCHEDULE 13D

CUSIP NO. F9798210                              PAGE    17    OF    29
         ---------------------                       --------    --------

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
          NEVILLE LEROY SMITH, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman.

          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     SOURCE OF FUNDS*

          ---------------------------------------------------------------------

  (5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                    [   ]
          IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

          ---------------------------------------------------------------------

  (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

                Barbados
          ---------------------------------------------------------------------

                       (7)     SOLE VOTING POWER
  NUMBER OF                                                        0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (8)     SHARED VOTING POWER
  OWNED BY                                                15,456,000
    EACH               --------------------------------------------------------
  REPORTING            (9)     SOLE DISPOSITIVE POWER
 PERSON WITH                                                       0
                       --------------------------------------------------------
                       (10)    SHARED DISPOSITIVE POWER
                                                          15,456,000
                       --------------------------------------------------------

 (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                          15,456,000
          ---------------------------------------------------------------------

 (12)     CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                        1.5%
          ---------------------------------------------------------------------

 (14)     TYPE OF REPORTING PERSON*
                                                          IN
          ---------------------------------------------------------------------

                                 SCHEDULE 13D

CUSIP NO. F9798210                              PAGE    18    OF    29
         ---------------------                       --------    --------

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          BRUCE I. JUDELSON, individually, as a manager of a certain general partner of CRB Associates, Limited Partnership and as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman.

          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     SOURCE OF FUNDS*

          ---------------------------------------------------------------------

  (5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                    [   ]
          IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

          ---------------------------------------------------------------------

  (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
          ---------------------------------------------------------------------

                       (7)     SOLE VOTING POWER
  NUMBER OF                                                242,368
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (8)     SHARED VOTING POWER
  OWNED BY                                              16,496,000
    EACH               --------------------------------------------------------
  REPORTING            (9)     SOLE DISPOSITIVE POWER
 PERSON WITH                                               242,368
                       --------------------------------------------------------
                       (10)    SHARED DISPOSITIVE POWER
                                                        16,496,000
                       --------------------------------------------------------

 (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                        16,738,368
          ---------------------------------------------------------------------

 (12)     CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                        1.7%
          ---------------------------------------------------------------------

 (14)     TYPE OF REPORTING PERSON*
                                                          IN
          ---------------------------------------------------------------------

                                 SCHEDULE 13D

CUSIP NO. F9798210                              PAGE    19    OF    29
         ---------------------                       --------    --------

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) ANDELL INVESTMENTS (LUXEMBOURG) S.A.R.L., a corporation organized under the laws of Luxembourg.

          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     SOURCE OF FUNDS*

          ---------------------------------------------------------------------

  (5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                    [   ]
          IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

          ---------------------------------------------------------------------

  (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

                Luxembourg
          ---------------------------------------------------------------------

                       (7)     SOLE VOTING POWER
  NUMBER OF                                                       0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (8)     SHARED VOTING POWER
  OWNED BY                                               10,000,000
    EACH               --------------------------------------------------------
  REPORTING            (9)     SOLE DISPOSITIVE POWER
 PERSON WITH                                                      0
                       --------------------------------------------------------
                       (10)    SHARED DISPOSITIVE POWER
                                                         10,000,000
                       --------------------------------------------------------

 (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                         10,000,000
          ---------------------------------------------------------------------

 (12)     CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                        1.0%
          ---------------------------------------------------------------------

 (14)     TYPE OF REPORTING PERSON*
                                                          CO
          ---------------------------------------------------------------------

                                                PAGE    20    OF    29
                                                     --------    --------


         This Statement on Schedule 13D, as amended by this Amendment No. 1 (the "Schedule 13D"), filed pursuant to Rule 13d-1 of the Rules and Regulations under the Securities Exchange Act of 1934, as amended, by each of the individuals and entities identified on the cover pages to this Schedule 13D (such persons and entities, collectively, the "Reporting Persons"), relating to the ordinary shares, nominal value 5.50 euros per share (the "Ordinary Shares"), of Vivendi Universal S.A., a SOCIETE ANONYME organized under the laws of France ("Vivendi Universal"), is hereby amended as set forth below.

ITEM 2.  IDENTITY AND BACKGROUND.

         Item 2 is hereby supplemented as follows:

         The Schedule 13D is being filed jointly by the Reporting Persons. The agreement among the Reporting Persons relating to the joint filing of the
Schedule 13D is attached hereto as Exhibit 1.

         The name, business address, principal business or occupation and citizenship of each of the Reporting Persons is supplemented by adding the following information:

-------------------------------------------------------------------------------
NAME AND BUSINESS ADDRESS     PRINCIPAL BUSINESS OR OCCUPATION    CITIZENSHIP
==============================================================================
GUY P. LANDER                 Resident Counsel of Davies Ward     United States
430 Park Avenue               Phillips & Vineberg (attorneys)
10th Floor
New York, NY
USA 10022

-------------------------------------------------------------------------------
ANDELL INVESTMENTS            Luxembourg company                  Luxembourg
(LUXEMBOURG) S.A.R.L.

-------------------------------------------------------------------------------

         During the last five years, none of the Reporting Persons has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding has been or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         Item 5 is hereby amended and restated as follows:

         CURRENT OWNERSHIP
         -----------------

         As of the date hereof and after giving effect to the transactions described below under "Recent Transactions," Bronfman Associates, a New York general partnership ("BA"), owns directly 31,541,219 Vivendi Universal American Depositary Shares ("ADSs"), or approximately 3.1% of the Ordinary Shares. Edgar
M. Bronfman is the Managing Partner of BA, the Edgar Miles Bronfman Trust (the "EMBT") directly and indirectly holds a

                                                PAGE    21    OF    29
                                                     --------    --------

99% general partnership interest and the children of Edgar M. Bronfman, including Samuel Bronfman II, Edgar Bronfman, Jr. and Matthew Bronfman, hold the other partnership interest in BA. The EMBT owns no Vivendi Universal Securities directly (the term "Vivendi Universal Securities" refers to, collectively, Ordinary Shares, ADSs, exchangeable shares ("Exchangeable Shares") of Vivendi Universal Exchangeco Inc., a Canadian subsidiary of Vivendi Universal, and Vivendi Universal voting rights). Edgar M. Bronfman, Edgar Bronfman, Jr., Matthew Bronfman, Mildred Kalik, Mayo A. Shattuck III and John S. Weinberg are the trustees of the EMBT, and Edgar M. Bronfman, Mildred Kalik, Mayo A. Shattuck III and John S. Weinberg are the trustees of the PBBT/Edgar Miles Bronfman Family Trust (the "PBBT/EMBFT"), both of which are trusts for the benefit of Edgar M. Bronfman and his descendants. The PBBT/EMBFT owns directly 1,189,212 ADSs, or approximately 0.1% of the Ordinary Shares.

         The C. Bronfman Family Trust (the "C.BFT"), The Charles Rosner Bronfman Family Trust (the "CRBFT") and The Charles R. Bronfman Discretionary Trust (the "CRBDT"), trusts for the benefit of Charles R. Bronfman and his descendants, own directly (and, in the case of the CRBFT, indirectly) 5,456,000 ADSs, 16,291,199 Exchangeable Shares and 242,208 ADSs, or approximately 0.5%, 1.6% and less than 0.1% of the Ordinary Shares, respectively. The CRBFT is the sole shareholder of Columbus Capital Corporation ("Columbus"), which owns directly 8,623,038 Exchangeable Shares, and Columbus is the sole shareholder of 2060353 Canada Inc., which owns directly 7,668,161 Exchangeable Shares. The C.BFT holds 60% of the capital stock of Andell Investments (Luxembourg) S.a.r.l., a corporation organized under the laws of Luxembourg ("Andell"), which owns directly 10,000,000 ADSs, or approximately 1.0% of the Ordinary Shares. Trevor Carmichael, Neville LeRoy Smith and Bruce I. Judelson are the trustees of the C.BFT. Stephen R. Bronfman, Ellen J. Bronfman Hauptman, Arnold M. Ludwick and Robert S. Vineberg are the trustees of the CRBFT. Bruce I. Judelson is the trustee of the CRBDT.

         CRB Associates, Limited Partnership, a Connecticut limited partnership ("CRB Associates"), owns directly 1,040,000 ADSs, or approximately 0.1% of the outstanding Ordinary Shares. The general partners of CRB Associates are the CRBFT, which holds a 51.04% general partnership interest, and Claridge Israel LLC ("Claridge Israel"), which holds a 48% general partnership interest. A corporation owned by a trust for the benefit of Stephen R. Bronfman holds a 0.96% limited partnership interest in CRB Associates. Charles R. Bronfman, Bruce
I. Judelson and Guy P. Lander are the managers of Claridge Israel, and The Charles Bronfman Trust (the "CBT") and The Charles R. Bronfman Trust (the "CRBT") are the members of Claridge Israel. Neither the CBT nor the CRBT owns any Vivendi Universal Securities directly. Bruce I. Judelson, Steven H. Levin and Guy P. Lander are the trustees of the CBT and of the CRBT, which are trusts for the benefit of Charles R. Bronfman and his descendants.

         Edgar M. Bronfman and Charles R. Bronfman are siblings.

         The Claridge Foundation, a charitable foundation, the members and directors of which include Charles R. Bronfman, Stephen R. Bronfman and Arnold
M. Ludwick, owns directly 1,086,900 ADSs, or approximately 0.1% of the Ordinary Shares. The Chastell Foundation, a charitable foundation, the members and directors of which include Charles R. Bronfman, Stephen R. Bronfman, Ellen J. Bronfman Hauptman and Arnold M. Ludwick, owns directly 43,331 ADSs, which represent less than 0.1% of the Ordinary Shares. The Samuel Bronfman Foundation, a charitable foundation, the trustees of

                                                PAGE    22    OF    29
                                                     --------    --------

which include Edgar M. Bronfman, Charles R. Bronfman, Samuel Bronfman II and Edgar Bronfman, Jr., owns directly 192,000 ADSs, which represent less than 0.1% of the Ordinary Shares. The Samuel and Saidye Bronfman Family Foundation, a charitable foundation, the directors of which include Stephen R. Bronfman, owns directly 192 ADSs, which represent less than 0.1% of the Ordinary Shares. The Saidye Bronfman Foundation, a charitable foundation, the directors of which include Edgar M. Bronfman, Charles R. Bronfman and Stephen R. Bronfman, owns directly 284 ADSs, which represent less than 0.1% of the Ordinary Shares.

         Edgar M. Bronfman owns directly 888 ADSs and holds currently exercisable options to acquire 517,813 ADSs; Charles R. Bronfman owns directly 800 ADSs and holds currently exercisable options to acquire 477,679 ADSs; Samuel Bronfman II owns directly 192 ADSs and holds currently exercisable options to acquire 155,200 ADSs; Edgar Bronfman, Jr. owns directly 792 ADSs, holds currently exercisable options to acquire 3,442,666 ADSs and, through an investment in the Joseph E. Seagram & Sons, Inc. 401(k) Plan with a value of $26,234 as of December 4, 2000, owns indirectly approximately 532 ADSs; Matthew Bronfman owns directly 192 ADSs; Ellen J. Bronfman Hauptman owns directly 19,200 ADSs; and John S. Weinberg owns directly 800 ADSs. A trust for the benefit of John S. Weinberg, of which he is a trustee, owns 4,400 ADSs. Bruce I. Judelson owns, through an Individual Retirement Account, 160 ADSs. Except with respect to ADSs held by Edgar Bronfman, Jr. through the 401(k) Plan, each of such persons has the sole power to vote, or direct the voting of, and the sole power to dispose of, or direct the disposition of, the ADSs stated to be owned directly by such person. In addition, the spouse of Edgar M. Bronfman owns directly 1,472 ADSs, and the spouse of Charles R. Bronfman owns indirectly 9,600 ADSs.

         The power to vote, or direct the voting of, and the power to dispose of, or direct the disposition of, the Vivendi Universal Securities owned by each of the aforementioned trusts and foundations is shared by the respective trustees or directors of such trusts or foundations, except with respect to the CRBDT, which has a single trustee with sole power to vote, or direct the voting of, and sole power to dispose of, or direct the disposition of, the Vivendi Universal Securities directly owned by such trust. The power to vote, or direct the voting of, and the power to dispose of, or direct the disposition of, the Vivendi Universal Securities owned by Andell is reported in the Schedule 13D as being shared with the C.BFT, its 60% shareholder.

         Each person identified in the Schedule 13D expressly disclaims any beneficial interest in the Vivendi Universal Securities, except for those ADSs which are stated to be owned directly by such person, and except to the extent of such person's beneficial interest in a trust which owns ADSs or Exchangeable Shares.

         The persons filing this statement expressly disclaim (i) that the trustees of the trusts referred to in the Schedule 13D act as a group with the trustees of any other trusts referred to in the Schedule 13D, and (ii) that any group exists with respect to the Vivendi Universal Securities referred to in the
Schedule 13D.

         The number of Vivendi Universal Securities over which each of the Reporting Persons exercises voting or dispositive power, either sole or shared, is set forth on the cover pages hereto. Such cover pages reflect the beneficial ownership of an aggregate of 71,703,859 Vivendi Universal Securities, which represent an aggregate of approximately 7.1% of the Ordinary Shares.

                                                PAGE    23    OF    29
                                                     --------    --------

         Percentages set forth on such cover pages and in this Item 5 were calculated based on 1,106,178,468 outstanding Ordinary Shares as of May 29, 2001, as disclosed in the Vivendi Universal press release attached as Exhibit 2 hereto, less 98,985,496 Ordinary Shares, which represents the number of Ordinary Shares that Vivendi Universal has advised the Reporting Persons are held in treasury by Vivendi Universal, including the Ordinary Shares corresponding to the ADSs acquired by Vivendi Universal in the transaction described below under "Recent Transactions." Vivendi Universal has advised the Reporting Persons that the number of outstanding Ordinary Shares includes Ordinary Shares corresponding to the outstanding ADSs and Exchangeable Shares.

         RECENT TRANSACTIONS
         -------------------

         On April 26, 2001, the C.BFT and the CB Family Trust transferred 6,000,000 ADSs and 4,000,000 ADSs, respectively, to Andell in exchange for 60% and 40%, respectively, of the share capital of Andell and a 448,137,000 euro 2% Demand Promissory Note and a 298,758,000 euro 2% Demand Promissory Note, respectively. After giving effect to such transaction, the CB Family Trust no longer directly owned any Vivendi Universal Securities.

         On May 9, 2001, The Claridge Foundation sold an aggregate of 10,500 ADSs in open market sales effected through brokerage transactions by Bear, Stearns & Co. Inc. ("Bear Stearns") on the New York Stock Exchange at a price per ADS (excluding brokerage commissions) of $67.50 for 10,000 of such ADSs and of $67.60 for 500 of such ADSs.

         On May 10, 2001, The Claridge Foundation sold an aggregate of 26,600 ADSs in open market sales effected through brokerage transactions by Bear Stearns on the New York Stock Exchange at a blended price per ADS (excluding brokerage commissions) of $67.71.

         On May 11, 2001, Bronfman Associates transferred an aggregate of 997,260 ADSs to the EMBT, which then transferred 199,452 ADSs to each of Adam R. Bronfman, Samuel Bronfman II, Sara R. Bronfman, Clare W. Bronfman and Holly B. Lev. Each of Adam R. Bronfman, Samuel Bronfman II, Sara R. Bronfman, Clare W. Bronfman and Holly B. Lev then transferred the 199,452 ADSs received from the EMBT to The Adam R. Bronfman 2001 Charitable Remainder Unitrust, The Samuel Bronfman II 2001 Charitable Remainder Unitrust, The Sara R. Bronfman 2001 Charitable Remainder Unitrust, The Clare W. Bronfman 2001 Charitable Remainder Unitrust and The Holly B. Lev 2001 Charitable Remainder Unitrust (collectively, the "CRUTs"), respectively, on May 11, 2001, except that Clare W. Bronfman transferred such ADSs to The Clare W. Bronfman 2001 Charitable Remainder Unitrust on May 14, 2001.

         On May 25, 2001, Edgar M. Bronfman transferred 91,880 ADSs owned directly by him to The Senior 2001 Revocable Trust Agreement (the "Senior 2001 Trust"), and Bronfman Associates transferred 131,000 ADSs to the EMBT, which then transferred such ADSs to Edgar M. Bronfman, who then transferred such ADSs to the Senior 2001 Trust. Also on May 25, 2001, Bronfman Associates transferred 15,230 ADSs to the EMBT, which then transferred such ADSs to Adam R. Bronfman.

         On May 29, 2001, Vivendi Universal acquired an aggregate of 16,900,000 ADSs from the entities listed below (each, a "Selling Party"). The purchase price for all such acquisitions was 74.9228 euros per ADS, except that Vivendi Universal paid 76.9414 euros per ADS in the transaction involving The Claridge Foundation.

                                                PAGE    24    OF    29
                                                     --------    --------

                                                                    Number of
                                  Selling Party                     ADSs Sold
-------------------------------------------------------------------------------
Bronfman Associates                                                14,179,860
The Adam R. Bronfman 2001 Charitable Remainder Unitrust               199,452
The Samuel Bronfman II 2001 Charitable Remainder Unitrust             199,452
The Sara R. Bronfman 2001 Charitable Remainder Unitrust               199,452
The Clare W. Bronfman 2001 Charitable Remainder Unitrust              199,452
The Holly B. Lev 2001 Charitable Remainder Unitrust                   199,452
The Senior 2001 Revocable Trust Agreement                             222,880
The Claridge Foundation                                             1,500,000



After giving effect to the sales to Vivendi Universal, none of the CRUTs or the Senior 2001 Trust owned any Vivendi Universal Securities. The sales are described in the Vivendi Universal press release attached hereto as Exhibit 2.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         Item 6 is hereby supplemented as follows:

         In connection with the sale of ADSs to Vivendi Universal on May 29, 2001 reported in the last paragraph of Item 5, each Selling Party (other than The Claridge Foundation) agreed with Vivendi Universal that, from May 29, 2001 until December 31, 2001, it shall not sell or otherwise transfer any ADSs held by such Selling Party (whether by actual disposition or effective economic disposition due to cash settlement or otherwise), subject to certain specified exceptions.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

      EXHIBITS:

1.       Joint Filing Agreement among each of the Reporting Persons.

2.       Press Release dated May 29, 2001.

3. Purchase Agreement dated May 29, 2001 among Vivendi Universal and the Selling Parties.

4.       Powers of Attorney.

                                                PAGE    25    OF    29
                                                     --------    --------


                                   SIGNATURES

    After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:   May 30, 2001

                         EDGAR M. BRONFMAN, individually, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman, as Managing Partner of Bronfman Associates and as trustee or director of certain charitable foundations

                         By:  /s/ Matthew Bronfman
                              ------------------------------
                              Matthew Bronfman
                              Attorney-in-Fact (Pursuant to a Power of
                              Attorney previously filed with the Securities and Exchange Commission)


                         THE HON. CHARLES R. BRONFMAN, individually, as a manager of a certain general partner of CRB Associates, Limited Partnership and as director or trustee of certain charitable foundations

                         By:  /s/ Michel Boucher
                              ------------------------------
                              Michel Boucher
                              Attorney-in-Fact (Pursuant to a Power of
                              Attorney previously filed with the Securities and Exchange Commission)


                         SAMUEL BRONFMAN II, individually and as trustee of a certain charitable foundation

                         By:  /s/ Matthew Bronfman
                              ------------------------------
                              Matthew Bronfman
                              Attorney-in-Fact (Pursuant to a Power of
                              Attorney previously filed with the Securities and Exchange Commission)

                                                PAGE    26    OF    29
                                                     --------    --------


                         EDGAR BRONFMAN, JR., individually, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman and as trustee of a certain charitable foundation

                         By:  /s/ Matthew Bronfman
                              ------------------------------
                              Matthew Bronfman
                              Attorney-in-Fact (Pursuant to a Power of
                              Attorney previously filed with the Securities and Exchange Commission)


                         MATTHEW BRONFMAN, individually and
                         as trustee under a certain trust for
                         the benefit of descendants of the
                         late Samuel Bronfman


                         /s/ Matthew Bronfman
                         ---------------------------
                         MATTHEW BRONFMAN


                         STEPHEN R. BRONFMAN, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman and as director of certain charitable foundations

                         By:  /s/ Michel Boucher
                              ------------------------------
                              Michel Boucher
                              Attorney-in-Fact (Pursuant to a Power of
                              Attorney previously filed with the Securities and Exchange Commission)


                         ELLEN J. BRONFMAN HAUPTMAN, individually, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman and as director of a certain charitable foundation

                         By:  /s/ Michel Boucher
                              ------------------------------
                              Michel Boucher
                              Attorney-in-Fact (Pursuant to a Power of
                              Attorney previously filed with the Securities and Exchange Commission)

                                                PAGE    27    OF    29
                                                     --------    --------


                         MILDRED KALIK, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman


                         /s/ Mildred Kalik
                         ---------------------------
                         MILDRED KALIK


                         MAYO A. SHATTUCK, III, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman

                         By:  /s/ Mildred Kalik
                              ------------------------------
                              Mildred Kalik
                              Attorney-in-Fact (Pursuant to a Power of
                              Attorney previously filed with the Securities and Exchange Commission)


                         JOHN S. WEINBERG, individually, as trustee under a certain trust for the benefit of John S. Weinberg and as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman

                         By:  /s/ Mildred Kalik
                              ------------------------------
                              Mildred Kalik
                              Attorney-in-Fact (Pursuant to a Power of
                              Attorney previously filed with the Securities and Exchange Commission)


                         ARNOLD M. LUDWICK, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman and as a director of certain charitable foundations

                         By:  /s/ Michel Boucher
                              ------------------------------
                              Michel Boucher
                              Attorney-in-Fact (Pursuant to a Power of
                              Attorney previously filed with the Securities and Exchange Commission)

                                                PAGE    28    OF    29
                                                     --------    --------


                         ROBERT S. VINEBERG, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman

                         By:  /s/ Michel Boucher
                              ------------------------------
                              Michel Boucher
                              Attorney-in-Fact (Pursuant to a Power of
                              Attorney previously filed with the Securities and Exchange Commission)


                         STEVEN H. LEVIN, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman

                         By:  /s/ Michel Boucher
                              ------------------------------
                              Michel Boucher
                              Attorney-in-Fact (Pursuant to a Power of
                              Attorney previously filed with the Securities and Exchange Commission)


                         GUY P. LANDER, as a manager of a certain general partner of CRB Associates, Limited Partnership and as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman

                         By:  /s/ Michel Boucher
                              ------------------------------
                              Michel Boucher
                              Attorney-in-Fact


                         TREVOR CARMICHAEL, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman

                         By:  /s/ Michel Boucher
                              ------------------------------
                              Michel Boucher
                              Attorney-in-Fact (Pursuant to a Power of
                              Attorney previously filed with the Securities and Exchange Commission)

                                                PAGE    29    OF    29
                                                     --------    --------

                         NEVILLE LEROY SMITH, as trustee
                         under a certain trust for the
                         benefit of descendants of the
                         late Samuel Bronfman

                         By:  /s/ Michel Boucher
                              ------------------------------
                              Michel Boucher
                              Attorney-in-Fact (Pursuant to a Power of
                              Attorney previously filed with the Securities and Exchange Commission)


                         BRUCE I. JUDELSON, individually, as a manager of a certain general partner of CRB Associates, Limited Partnership and as a trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman

                         By:  /s/ Michel Boucher
                              ------------------------------
                              Michel Boucher
                              Attorney-in-Fact (Pursuant to a Power of
                              Attorney previously filed with the Securities and Exchange Commission)


                         ANDELL INVESTMENTS (LUXEMBOURG) S.A.R.L.

                         By:  /s/ Michel Boucher
                              ------------------------------
                              Michel Boucher
                              Attorney-in-Fact